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                                                                    EXHIBIT 12.1

APPAREL VENTURES, INC.

COMPUTATION OF RATIO OF NET EARNINGS TO FIXED CHARGES
(IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
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
                                                                    Year Ended June 30
                                        ------------------------------------------------------------------------------
                                         1994 *           1995              1996              1997              1998
                                        -------          -------           -------           -------           -------
EARNINGS
  Income (loss) before income
    taxes                               $ 7,021          $(6,099)          $(4,077)          $(1,164)          $(4,230)

  Add fixed charges                       1,516            7,001             7,351             5,946             6,384
                                        -------          -------           -------           -------           -------

  Earnings before income taxes
    and fixed charges                     8,537              902             3,274             4,782             2,154

FIXED CHARGES
  Interest expense                        1,516            7,001             7,351             5,946             6,384

RATIO OF EARNINGS
    TO FIXED CHARGES                       5.6x              .1x               .4x               .8x               .3x
                                        =======          =======           =======           =======           =======



*     Results pertain to the predecessor corporation.